Exhibit 99.1

                Newpark Resources Reports Second Quarter Earnings

    METAIRIE, La., July 28 /PRNewswire-FirstCall/ -- Newpark Resources, Inc. (NYSE: NR) today reported that it earned net income of $1,774,000, or $.02 per share, on revenue of $92.4 million in the second quarter ended June 30, 2003. This compares to a net loss of $786,000, equal to $.01 per share, on $77.6 million in revenue in the second quarter of the prior year.

    For the six months to date, Newpark reported net income of $2,998,000, or $0.04 per share, on revenue of $183.0 million, compared to a net loss of $265,000 on revenue of $152.7 million in the same period of 2002.

    "While the U.S. rig count has increased by 30% since the beginning of the year, Newpark's key Gulf Coast market has not participated in this trend and remains below the level at which we ended fiscal 2002. In spite of the flat market, Newpark's operations showed a small improvement from the first quarter levels," said James D. Cole, Newpark's Chairman and CEO. "We believe that the flat Gulf Coast rig count is a function of the changing risk profile of operations in that market, driven by the challenge of increasing geologic well depth, drilling prospect identification and the resultant higher cost of drilling. From review of our customers' plans going forward, we believe that they are adapting to this change and expect increased activity beginning in the second half of 2003," he added.

    Mat Sales, Rentals and Integrated Services

    Mat and Integrated Services produced operating income of $1.7 million on revenue of $25.6 million in the recent quarter. This compared to operating income of $421,000 on revenue of $17.6 million in the year-ago period. The revenue increase came principally from Canadian operations and a 52% improvement in pricing in the Gulf Coast mat rental business. Gulf Coast mat rental pricing averaged $0.97 per square foot in the quarter compared to $0.64 per square foot a year ago and reflects reduced mat inventory levels within the industry rather than a change related to market activity. On the strength of that pricing improvement, mat rental revenue in the Gulf Coast increased to $6.4 million in the 2003 quarter from $4.1 million a year ago. Composite mat sales revenues totaled $3.4 million compared to $2.0 million in the year-ago quarter, with 1,900 units shipped in the recent period and 1,100 in the year-ago period. "To date in 2003, composite mat sales have contributed $7.1 million to revenue including sales of 3,500 Dura-Base(R) mats and 4,200 Bravo(TM) Mats. We believe that visibility of future orders is improving and that second half results will be much improved," Cole said.

    E&P Waste

    Environmental services revenues in the recent quarter totaled
$13.5 million, contributing operating income of $3.3 million, equal to 24.1% of revenues. This compares to revenues of $12.2 million in the year-ago quarter, generating $1.0 of operating income. Year-to-date revenues increased $3.4 million, or 15%, due primarily to higher waste volumes received from the offshore and inland waters drilling markets. The volume of waste per offshore rig has continued to climb as the result of the change in regulations that became effective late last year, reaching an annualized 17,000 barrels per rig compared to 14,000 in the first half of 2002. The remainder of the increase came from an increase in market share. For the first six months, segment operating contribution improved to $5.9 million, or 22.0%, of revenues from $1.6 million or 6.7% a year earlier. "We believe that with the prospect of some improvement in rig activity in the second half of the year, operating margins in the unit can return to the historic 25% to 30% range," Cole commented.

    Drilling Fluids

    Fluid sales and engineering revenue of $53.3 million in the second quarter of 2003 generated $2.8 million of operating profit. In the corresponding quarter of 2002, the segment contributed $3.5 million to operating earnings on revenues of $47.8 million.

    "In the recent quarter, we experienced a reduction in Gulf Coast market revenue which was the primary reason for reduced operating income in the period. Gulf Coast market results were flat sequentially with the first quarter and below the level achieved in 2002. Canadian operations were down from the first quarter level, as expected, due to the spring break-up, but well ahead of 2002 levels on stronger drilling activity. We expect the Canadian market to continue to improve throughout the remainder of 2003. Operations in the U.S. Mid-Continent region improved with rig activity, increasing both revenue and operating contribution in the sequential quarter and year-over-year comparisons. Our European fluids business, acquired just over a year ago, has made good progress, improving both revenue and operating income during the sequential quarter. The net improvement in non-Gulf Coast markets, however, was not sufficient to offset the weak conditions in that key market," Cole added.

    For the year to date, the segment revenue increased $17.4 million to $107.2 million and produced $5.6 million in operating profit. The May 2002 acquisition of Ava Drilling Fluids contributed $12.9 million of the increase, with the remainder from Canada and the Mid-Continent region. Excluding the effect of the acquisition, revenue grew 4% year over year.

    Balance Sheet, Liquidity and Capital

    Capital expenditures in the recent quarter totaled $6.2 million with capital spending for the remainder of the year expected to total $7 million, keeping the total within this year's forecast depreciation total of $22 million. Depreciation and amortization charges totaled $5.5 million for the quarter. Inventory levels increased $3.2 million in the quarter, concentrated in seasonal inventory build at Newpark's sawmill operation. Newpark ended the quarter with $42.0 million of borrowings on its $100 million bank credit facility, down from $46.5 million at the end of the first quarter. Interest expense for the recent quarter was $3.9 million, while the $1.8 million reported in the 2002 quarter was net of a $1.8 million benefit from the settlement of an interest rate swap transaction. At quarter-end, long-term debt amounted to 35.8% of capital. "We plan further debt reductions in the second half of 2003, as we continue to work towards our 30% target rate," Cole said.

    Outlook

    "We believe that in the first half of 2003 we have seen the bottom of the market, and expect a slow improvement in Gulf Coast drilling activity during the second half of the year. Our key customers in that market are making the transition to the heightened drilling risk profile, and we believe that the opportunity to assist them in this effort is one for which Newpark is very well positioned to participate with excellent incremental margins. We expect to see growth in the new non-oilfield opportunities within our matting segment and increasing composite mat sale opportunities as markets strengthen. These factors should contribute to much-improved results in the second half of 2003," Cole said, concluding, "Finally, we are planning the formal market introduction of the new Bravo(TM) Mat System in the fourth quarter, which should show positive results in 2004."

    About Newpark Resources, Inc.

    Newpark Resources, based in Metairie, LA, is a leading provider of high-performance, environmentally focused services and products to the domestic and international exploration and production industry. Products and services entail integrated drilling fluids systems, mat sales and rentals, along with site preparation services and E&P waste disposal. The stock trades on the New York Stock Exchange under the symbol NR.

    The Company will host a conference call to discuss these results at 3:00 PM EDT on Tuesday, July 29th. The conference call will be webcast and can be accessed by visiting Newpark's website at www.newpark.com .

    The foregoing discussion contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Act of 1934, as amended. There are risks and uncertainties that could cause future events and results to differ materially from those anticipated by management in the forward-looking statements included in this press release. For further information regarding these and other factors, risks and uncertainties affecting Newpark, reference is made to the risk factors set forth in the Prospectus included in Newpark's Registration Statement on Form S-3 filed on May 8, 2002 (File No. 333-87840), and to the section entitled "Forward Looking Statements" on page 17 of that Prospectus. In particular, as described on page 9 of that Prospectus, any material decline in the level of oil and gas exploration and production activity could result in fewer opportunities being available for the service industry in general and Newpark in particular, and may adversely affect the demand for our services. In addition, as described on page 13 of that Prospectus, and rescission or relaxation of governmental regulations, including in the discharge regulations recently implemented, could reduce the demand for Newpark's services and reduce Newpark's revenues and income. You are strongly urged to review these sections for a more detailed discussion of these risks and uncertainties. Newpark's SEC filings can be obtained at no charge at www.sec.gov , as well as through our Website, www.newpark.com .

      Newpark Resources, Inc.
      Year-Ago Quarter Comparison
      (in thousands, except per share amounts)
                                                     2Q03               2Q02
      Revenue
      E&P Waste Disposal                           $13,483            $12,196
      Mat & Integrated Services                     25,581             17,581
      Drilling Fluids                               53,318             47,778
                                                   $92,382            $77,555
      Operating Income
      E&P Waste Disposal                            $3,256             $1,003
      Mat & Integrated Services                      1,702                421
      Drilling Fluids                                2,819              3,506
                                                     7,777              4,930

      Corporate G&A                                    911              1,617
      Foreign currency (gain) loss                    (496)               (79)
      Interest income                                 (107)              (177)
      Interest expense                               3,901              1,821
      Pre-tax                                        3,568              1,748
      Income tax                                     1,357                629
      Net income                                     2,211              1,119
      Preferred stock dividends and accretion          437                850
      Other non-cash preferred stock charges           ---              1,055
      Net income (loss) to common                   $1,774              $(786)

      Common share equiv's. (dil.)                  79,670             71,940
      Diluted EPS                                    $0.02             $(0.01)

      EBITDA
      Net Income                                    $2,211             $1,119
      Income Tax                                     1,357                629
      Pre-tax                                        3,568              1,748
      Interest                                       3,901              1,821
      Depreciation & amortization                    5,462              5,579
      Total                                        $12,931             $9,148
      % of Revenue                                   14.0%              11.8%

      Waste Data (in thousands, except
       per barrel amounts)
      E&P waste volume                                 923                725
      Average revenue per barrel                    $12.48             $13.00

      E&P revenue                                  $12,155            $10,127
      NORM                                             808              1,318
      Industrial                                       520                751
                                                   $13,483            $12,196

      Mat Rental Data - Gulf Coast (in
       millions, except per square foot amounts)
      Installation                                    $4.1               $2.9
      Re-rental                                        2.3                1.2
      Total                                           $6.4               $4.1

      Average price per square foot                  $0.97              $0.64
      Square feet installed                            4.3                4.5

      Drilling Fluids Data
      Average Rigs Serviced (North America)            124                112
      Annualized revenue per rig (000's)            $1,394             $1,575


      Newpark Resources, Inc.
      Year-Ago Six Month Comparison
      (in thousands, except per share amounts)
                                                 6 Months 03       6 Months 02
      Revenue
      E&P Waste Disposal                           $26,648            $23,260
      Mat & Integrated Services                     49,064             39,548
      Drilling Fluids                              107,247             89,857
                                                  $182,959           $152,665
      Operating Income
      E&P Waste Disposal                            $5,865             $1,557
      Mat & Integrated Services                      3,356              2,673
      Drilling Fluids                                5,632              7,510
                                                    14,853             11,740

      Corporate G&A                                  2,106              3,134
      Foreign currency (gain) loss                    (773)               (75)
      Interest income                                 (432)              (348)
      Interest expense                               7,693              4,943
      Pre-tax                                        6,259              4,086
      Income tax                                     2,353              1,471
      Net income                                     3,906              2,615
      Preferred stock dividends and accretion          908              1,825
      Other non-cash preferred stock charges                            1,055
      Net income (loss) to common                   $2,998              $(265)

      Common share equiv's. (dil.)                  78,728             71,206
      Diluted EPS                                    $0.04             $(0.00)

      EBITDA
      Net income                                    $3,906             $2,615
      Income tax                                     2,353              1,471
      Pre-tax                                        6,259              4,086
      Interest                                       7,693              4,943
      Depreciation & amortization                   10,752             11,655
      Total                                        $24,704            $20,684
      % of Revenue                                   13.5%              13.5%

      Waste Data (in thousands, except
       per barrel amounts)
      E&P waste volume                               1,786              1,455
      Average revenue per barrel                    $12.75             $12.97

      E&P revenue                                  $24,202            $20,232
      NORM                                           1,402              1,891
      Industrial                                     1,044              1,137
                                                   $26,648            $23,260

      Mat Rental Data - Gulf Coast (in
       millions, except per square foot amounts)
      Installation                                    $9.7               $4.9
      Re-rental                                        4.3                3.1
      Total                                          $14.0               $7.9

      Average price per square foot                  $1.07              $0.63
      Square feet installed                            9.0                7.7

      Drilling Fluids Data
      Average Rigs Serviced (North America)            139                117
      Annualized revenue per rig (000's)            $1,305             $1,475


     Consolidated Balance Sheets
     (Unaudited)                                        June 30,      Dec. 31,
     (In thousands)                                      2003           2002
     ASSETS

    Current assets:
      Cash and cash equivalents                         $3,422         $2,725
      Trade accounts receivable, net of
       allowance                                       100,426         97,657
      Notes and other receivables                        3,905          3,307
      Inventories                                       72,233         55,473
      Deferred tax asset                                14,284         11,094
      Other current assets                              10,017         10,039
        Total current assets                           204,287        180,295

    Property, plant and equipment, at
     cost, net of accumulated depreciation             207,639        204,703
    Goodwill                                           112,978        110,727
    Deferred tax asset                                   5,059          8,950
    Other intangible assets, net of
     accumulated amortization                           15,648         15,786
    Other assets                                        21,378         21,795
                                                      $566,989       $542,256

    LIABILITIES AND STOCKHOLDERS' EQUITY

    Current liabilities:
      Notes payable                                     $7,257         $6,621
      Current maturities of long-term debt               2,999          3,258
      Accounts payable                                  45,034         35,568
      Accrued liabilities                               21,595         18,414
        Total current liabilities                       76,885         63,861

    Long-term debt                                     174,861        172,049
    Other non-current liabilities                        2,278            923
    Commitments and contingencies                          ---            ---

    Stockholders' equity:
      Preferred Stock                                   30,000         41,875
      Common Stock                                         806            777
      Paid-in capital                                  389,476        376,278
      Unearned restricted stock compensation              (607)          (281)
      Accumulated other comprehensive income             2,658           (864)
      Retained deficit                                (109,368)      (112,362)
        Total stockholders' equity                     312,965        305,423
                                                      $566,989       $542,256

        Ratio of long-term debt to total capital          35.8%            36%

SOURCE  Newpark Resources, Inc.
    -0-                             07/28/2003
    /CONTACT: Matthew W. Hardey, Vice President of Finance of Newpark Resources, Inc., +1-504-838-8222/
    /Web site:  http://www.sec.gov /
    /Web site:  http://www.newpark.com /
    (NR)

CO:  Newpark Resources, Inc.
ST:  Louisiana
IN:  OIL ENV
SU:  ERN CCA MAV